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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): March 8, 2007

                             Euronet Worldwide, Inc.
             (Exact name of registrant as specified in its charter)

              Delaware                   001-31648             74-2806888
    (State or other jurisdiction of     (Commission        (I.R.S. Employer
            incorporation)              File Number)       Identification No.)


                        4601 College Boulevard, Suite 300
                              Leawood, Kansas 66211
                (Address of principal executive office)(Zip Code)

                                 (913) 327-4200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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Item 1.01  Entry into a Material Agreement.

     On March 8, 2007, Euronet Worldwide, Inc. (the "Company"), entered into a Securities Purchase Agreement (the "Purchase Agreement") with certain accredited investors (the "Investors") pursuant to which the Company agreed to issue and sell 6,374,528 shares (the "Shares") of its Common Stock, par value $0.02, in a private placement (the "Offering"). The closing of this offering is subject to customary closing conditions. The Company expects the Offering to close on March 12, 2007.

     The offering price for the Shares was $25.00 per Share. The gross proceeds of the Offering were approximately $159.36 million. The Company has agreed to pay the placement agent for the Offering, Banc of America Securities LLC, a commission of approximately [$4.93] million. The Company expects that the net proceeds of the Offering, after deducting commissions and estimated expenses, will be approximately [$154.43] million. The Company currently anticipates using the proceeds from the private placement for future acquisitions and other general corporate purposes. One of the acquisition candidates being considered, which is complimentary to one of the Company's divisions, would represent a significant acquisition for the Company. That particular candidate is running an auction process and the Company is considering whether to submit a bid, which would only be made if it is with a strategic joint venture partner. If such a joint venture is formed and is the successful bidder in that auction, the Company's part of the consideration would include cash and assumption of liabilities and would be funded through a combination of the proceeds of the Offering and available cash and potential borrowings. The financial impact of this acquisition on us is difficult to predict because it would depend on the purchase price, the cost of any debt acquisition financing, the synergies and other financial benefits from the acquisition and the structure of the joint venture. Accordingly, it is possible that the transaction may be dilutive to our earnings per share in the early term of the investment. There can be no assurance that the Company will make a bid in the auction, or if made, that the Company will be successful in completing the transaction. Until the proceeds are utilized as described above, they will be invested in short term investments. Therefore, while so invested and based on current short term interest rates, this Offering is not expected to result in dilution to the Company's first quarter 2007 earnings per share as discussed in our press release dated February 20, 2007.

     Pursuant to the Purchase Agreement, the Company agreed to, among other things, use its reasonable best efforts to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the Shares, on or before April 7, 2007, on an automatically effective "shelf" registration statement on Form S-3. The Company's failure to meet certain of its obligations under the Purchase Agreement could subject the Company to fees and penalties.

     The Offering was made in reliance on the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 of Regulation D promulgated under the Securities Act ("Regulation D"). The Shares to be sold in the Offering were not offered by any form of general solicitation or general advertising. Each of the Investors represented to the Company that it is an accredited investor, as defined by Rule 501 of Regulation D. Certificates representing the purchased Shares issued in connection with the Offering will contain appropriate legends to reflect the restrictions on transfer imposed by the Securities Act.

                  WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS REPORT CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS, INCLUDING WITH RESPECT TO THE OFFERING AND THE COMPANY'S INTENDED USE OF THE


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PROCEEDS FROM THE OFFERING.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE
COMPANY'S  PRESENT  INTENT,   BELIEFS  OR  EXPECTATIONS,   BUT  FORWARD  LOOKING
STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE COMPANY'S FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated herein by reference.

Item 8.01  Other Events.

A copy of the Company's press release  announcing the  transaction  described in
Item 1.01 is attached hereto as Exhibit 99.1 and incorporated herein by reference.


Item 9.01  Financial Statements and Exhibits

Number     Description

99.1       Press Release, dated March 8, 2007



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 EURONET WORLDWIDE, INC.


                                 By:  /s/  Rick L. Weller
                                     ----------------------------------------
                                     Rick L. Weller, Chief Financial Officer

Date:  March 8, 2007


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INDEX TO EXHIBITS

Exhibit         Description
-------         -----------

99.1            Press Release, dated March 8, 2007





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